Exhibit 5.1
DEWEY BALLANTINE LLP
1301 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019-6092
TEL 212 259-8000 FAX 212 259-6333
March 14, 2007
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Ladies and Gentlemen:
We have acted as counsel to Eli Lilly and Company, an Indiana corporation (the “Company”), in connection with the proposed issuance, by the Company, of $1,000,000,000 aggregate principal amount of the Company’s 5.20% Notes due 2017, $700,000,000 aggregate principal amount of the Company’s 5.50% Notes due 2027 and $800,000,000 aggregate principal amount of the Company’s 5.55% Notes due 2037 (collectively, the “Debt Securities”) pursuant to a prospectus supplement (the “Prospectus Supplement”) to the prospectus contained in the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-141075) filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 5, 2007 under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to an Indenture, dated February 1, 1991, between the Company and Citibank, N.A., as Trustee (the “Indenture”) and an Underwriting Agreement (the “Underwriting Agreement”), dated March 7, 2007, between the Company and, as representatives of the several underwriters named therein, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Goldman, Sachs & Co.
We have examined and relied upon, without independent verification, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as we have deemed necessary or appropriate as a basis for the opinion expressed below, including the Prospectus Supplement, the Registration Statement, the Indenture, the Debt Securities and the Underwriting Agreement.
For purposes of the opinion expressed below, we have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company, and the Indenture constitutes the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (ii) the certificates representing the Debt Securities will conform as to form to the applicable form of global notes examined by us. We have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.
NEW YORK WASHINGTON, D.C. LOS ANGELES EAST PALO ALTO HOUSTON AUSTIN
LONDON WARSAW FRANKFURT MILAN ROME BEIJING PRAGUE (Associated Office)

Eli Lilly and Company
March 14, 2007

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Debt Securities, when issued and authenticated in accordance with the Indenture against payment therefor as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law.
We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction except the laws of the State of New York and the federal law of the United States. We are not rendering any opinion as to compliance with any federal securities laws or state securities or blue sky laws. As to matters governed by Indiana law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of even date herewith of James B. Lootens, Secretary and Deputy General Counsel of the Company, a copy of which opinion is enclosed herewith.
The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.
We consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
Dewey Ballantine llp